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EXHIBIT 21.1

KINETIC CONCEPTS, INC.
LISTING OF SUBSIDIARIES

Subsidiaries of Registrant	State or Other Jurisdiction of Incorporation
KCI USA, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Holding Company, Inc.	Delaware
KCI Real Properties Limited	Texas
KCI Properties Limited	Texas
KCI Real Holdings, L.L.C.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware
KCI International Holdings Company, Inc.	Delaware
KCII Holdings, L.L.C.	Delaware
KCI International, Inc.	Delaware
Medclaim, Inc.	North Carolina
KCI Medical Australia PTY, Ltd.	Australia
KCI Austria GmbH	Austria
KCI Medical Belgium BVBA	Belgium
Polymedics BVBA	Belgium
Polymedics Bio Products BVBA	Belgium
KCI Bermuda Holding Ltd.	Bermuda
Equi-Tron Manufacturing, Inc.	Canada
KCI Equi-Tron, Inc.	Canada
KCI Medical Canada, Inc.	Canada
KCI APAC Holdings Ltd	Cayman Islands
KCI Medical ApS	Denmark
Equipment Medical KCI, S.A.R.L.	France
KCI Medical Holdings GmbH	Germany
KCI Medizinprodukte GmbH	Germany
KCI Therapie Gerate GmbH	Germany
Neocura GmbH	Germany
KCI Medical Ltd	Ireland
Alliance Investments Limited	Ireland
Ethos Medical Research Limited	Ireland
KCI Clinic Limited	Ireland
KCI Ethos Medical Products Limited	Ireland
KCI Medical S.r.l.	Italy
European Medical Distributors C.V.	Netherlands
International Medical Distributors C.V.	Netherlands
KCI Europe Holding B.V.	Netherlands
KCI International V.O.F.	Netherlands
KCI Medical B.V.	Netherlands
KCI Medical Puerto Rico, Inc.	Puerto Rico
KCI Medical Asia Pte. Ltd.	Singapore
KCI Medical South Africa Pty, Ltd.	South Africa
KCI Clinic Spain S.L.	Spain
KCI Medical A.B.	Sweden
KCI Medical GmbH	Switzerland
KCI Medical UK Limited	United Kingdom
KCI Medical Ltd	United Kingdom
KCI United Kingdom Holdings, Ltd.	United Kingdom
KCI Medical Products (UK) Ltd	United Kingdom

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  EXHIBIT 21.1
KINETIC CONCEPTS, INC. LISTING OF SUBSIDIARIES